Exhibit 99.1

News Release

Investor Relations: Liz Zale, +1 646 654 4593

Media Relations: Kristie Bouryal, +1 646 654 5577

NIELSEN REPORTS SECOND QUARTER 2012 RESULTS

•	Revenues for the quarter declined 1% to $1,385 million, up 4% in constant currency

•	Adjusted EBITDA for the quarter grew 1% to $389 million, up 5% in constant currency

•	Net income for the quarter increased to $103 million from $69 million in 2011

•	Adjusted Net Income for the quarter increased to $157 million from $155 million in 2011

New York, USA – July 25, 2012 – Nielsen Holdings N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers buy and watch, today announced financial results for the second quarter and six months ended June 30, 2012.

“Nielsen delivered solid second quarter results that reflect the reliable growth and stability of our businesses,” said David Calhoun, Chief Executive Officer of Nielsen. “We continue to benefit from the value we create for our clients and their confidence in our unique ability to serve the media and consumer goods industries across the globe”.

Second Quarter 2012 Operating Results

Revenues for the second quarter decreased 1% to $1,385 million, while increasing 4% on a constant currency basis compared to the second quarter of 2011. Our revenue performance was driven by a 3% decrease within our Buy segment (3% increase on a constant currency basis) and a 2% increase within our Watch segment (4% on a constant currency basis) as we continue to see increases in customer spending on our information services businesses. Revenues in our Expositions segment were flat during the period.

Adjusted EBITDA for the second quarter increased 1% to $389 million, or 5% on a constant currency basis compared to the second quarter of 2011, as we continue to balance productivity efforts with investments in strategic growth initiatives.

Net income for the second quarter increased to $103 million compared to $69 million in the second quarter of 2011, driven by an overall reduction in costs. Net income per share, on a diluted basis, was $0.28 compared to $0.19 in the second quarter of 2011.

Adjusted Net Income for the second quarter increased to $157 million compared to $155 million in the second quarter of 2011. Adjusted Net Income per share was $0.42 compared to $0.41 in the second quarter of 2011.

Six Months Ended June 2012 Operating Results

Revenues for the first half of 2012 increased 1% to $2,725 million, or 4% on a constant currency basis compared to the first half of 2011. Revenues within our Buy segment were flat (4% increase on a constant currency basis), revenues within our Watch segment increased 2% (3% on a constant currency basis) and revenues within our Expositions segment increased 5% (5% on a constant currency basis).

Adjusted EBITDA for the first half of 2012 increased 2% to $721 million, or 5% on a constant currency basis compared to the first half of 2011.

Net income for the first half of 2012 was $128 million compared to a net loss of $112 million for the first half of 2011. The 2011 first half results included charges of $206 million, net of tax, associated with the IPO. Net income per share, on a diluted basis, was $0.35 compared to a net loss per share of $0.33 in the first half of 2011.

Adjusted Net Income for the first half of 2012 increased to $270 million compared to $219 million in the first half of 2011. Adjusted Net Income per share was $0.72 compared to $0.61 in the first half of 2011.

Financial Position

As of June 30, 2012, cash balances were $283 million and gross debt was $6,555 million, excluding the $288 million mandatory convertible subordinated bonds due 2013. Net debt (gross debt less cash and cash equivalents) at the end of the quarter was $6,272 million and our net debt leverage ratio was 4.0x. Capital expenditures were $152 million for the first half of 2012 as compared to $142 million for the first half of 2011.

Conference Call and Webcast

Nielsen will hold a conference call to discuss second quarter results at 8:30 a.m. U.S. Eastern Time (ET) on July 25, 2012. The audio and slides for the call can be accessed live by webcast at http://ir.nielsen.com or by dialing 1-866-652-5200. Callers outside the U.S. and Canada can dial +1-412-317-6060. The passcode for the call is “Nielsen.” An archive will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen Holdings N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related properties. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com.

Results of Operations—(Three and Six Months Ended June 30, 2012 and 2011)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011	2012	2011
Revenues	$1,385	$1,396	$2,725	$2,698

Cost of revenues	564	570	1,129	1,119
Selling, general and administrative expenses	441	450	894	993
Depreciation and amortization	127	135	258	271
Restructuring charges	16	23	53	46

Operating income	237	218	391	269

Interest income	1	2	2	3
Interest expense	(107)	(114)	(213)	(254)
Loss on derivative instruments	—	—	—	(1)
Foreign currency exchange transaction losses, net	(4)	(10)	(13)	(3)
Other income/(expense), net	10	9	4	(221)

Income/(loss) from continuing operations before income taxes and equity in net income of affiliates	137	105	171	(207)
(Provision)/benefit for income taxes	(38)	(39)	(45)	95
Equity in net income of affiliates	4	3	2	1

Income/(loss) from continuing operations	103	69	128	(111)
Loss from discontinued operations, net of tax	—	—	—	(1)

Net income/(loss)	103	69	128	(112)
Net (loss)/income attributable to noncontrolling interests	(1)	—	(1)	1

Net income/(loss) attributable to Nielsen stockholders	$104	$69	$129	$(113)

Net income/(loss) per share of common stock, basic and diluted
Income/(loss) from continuing operations	$0.28	$0.19	$0.35	$(0.33)
Net income/(loss) attributable to Nielsen stockholders	$0.28	$0.19	$0.35	$(0.33)
Weighted-average shares of common stock outstanding, basic	361,528,675	358,792,103	361,205,184	345,100,814
Dilutive shares of common stock	4,347,044	5,411,316	4,665,666	—
Weighted-average shares of common stock outstanding, diluted	365,875,719	364,203,419	365,870,850	345,100,814

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other performance measures of operating performance, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, goodwill and intangible asset impairment charges, stock compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatory convertible subordinated bonds due 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes potential common shares associated with stock-based compensation plans that may have been considered anti-dilutive in accordance with GAAP. The amount also includes the weighted-average amount of shares of common stock convertible associated with the mandatory convertible bonds based upon the average price of our common stock during the period.

Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

The below table presents a reconciliation from net income/(loss) to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and six months ended June 30, 2012 and 2011, respectively:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS EXCEPT SHARE AND PER SHARE DATA)	2012	2011	2012	2011
Net income/(loss)	$103	$69	$128	$(112)
Loss from discontinued operations, net of tax	—	—	—	1
Interest expense, net	106	112	211	251
Provision/(benefit) for income taxes	38	39	45	(95)
Depreciation and amortization	127	135	258	271

EBITDA	374	355	642	316
Equity in net income of affiliates	(4)	(3)	(2)	(1)
Other non-operating (income)/expense, net	(6)	1	9	225
Restructuring charges	16	23	53	46
Stock-based compensation expense	6	6	14	10
Other items(a)	3	4	5	110

Adjusted EBITDA	389	386	721	706
Interest expense, net	(106)	(112)	(211)	(251)
Depreciation and amortization	(127)	(135)	(258)	(271)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	40	49	82	99
Cash paid for income taxes	(39)	(32)	(62)	(63)
Stock-based compensation expense	(6)	(6)	(14)	(10)
Interest expense attributable to mandatory convertible bonds	6	5	12	9

Adjusted Net Income	$157	$155	$270	$219

Adjusted Net Income per share of common stock, diluted	$0.42	$0.41	$0.72	$0.61
Weighted-average shares of common stock outstanding, basic	361,528,675	358,792,103	361,205,184	345,100,814
Dilutive shares of common stock	4,347,044	5,411,316	4,665,666	4,999,486
Shares of common stock convertible associated with the mandatory convertible bonds	10,416,700	10,416,700	10,416,700	8,704,129
Weighted-average shares of common stock outstanding, diluted	376,292,419	374,620,119	376,287,550	358,804,429

(a)	Other items primarily consist of Sponsor Advisory Fees (including termination payments of $102 million for the six months ended June 30, 2011), costs related to public offerings and other transaction-related costs.

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2012 is as follows:

(IN MILLIONS)
Total indebtedness as of June 30, 2012	$6,843
Less: mandatory convertible subordinated bonds due 2013	288

Gross debt as of June 30, 2012	6,555
Less: cash and cash equivalents as of June 30, 2012	283

Net debt as of June 30, 2012	$6,272
Adjusted EBITDA for the year ended December 31, 2011	$1,546
Less: Adjusted EBITDA for the six months ended June 30, 2011	706
Add: Adjusted EBITDA for the six months ended June 30, 2012	721

Adjusted EBITDA for the twelve months ended June 30, 2012	$1,561
Net debt leverage ratio	4.0	x